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THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES               Exhibit 12
Computation of Ratios
(In thousands, except ratios)


                                      Three Months Ended
                                           March 31
                                      --------------------
                                        1994       1993
                                       ------     ------
EARNINGS:
Income before income taxes           $82,003     109,842
Add: fixed charges                    17,478      17,242
                                     -------     -------
   Income, as adjusted               $99,481     127,084
                                     =======     =======

FIXED CHARGES:
Interest costs                        $9,854      10,841
Rental expense (1)                     7,624       6,401
                                     -------     -------
   Total fixed charges               $17,478      17,242
                                     =======     =======

FIXED CHARGES AND PREFERRED STOCK
 DIVIDENDS:
Fixed charges                        $17,478      17,242
Preferred stock dividends              4,603       4,564
                                     -------     -------
  Total fixed charges and preferred
    stock dividends                  $22,081      21,806
                                     =======     =======

Ratio of earnings to fixed charges      5.69        7.37
                                     =======     =======

Ratio of earnings to combined fixed
 charges and preferred stock dividends  4.51        5.83
                                     =======     =======

(1) Interest portion deemed implicit in total rent expense.